UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SRI/SURGICAL EXPRESS, INC.

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SRI/SURGICAL EXPRESS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 17, 2012

Dear Shareholder:

The Annual Meeting of Shareholders of SRI/Surgical Express, Inc. will be held on Thursday, May 17, 2012, at 10:00 a.m., local time, at our corporate headquarters located at 12425 Race Track Road, Tampa, Florida 33626, for the following purposes:

1.	To elect two directors to serve until the 2015 Annual Meeting and to hold office until their successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending on December 31, 2012; and

3.	To transact other business that properly comes before the Annual Meeting or any adjournment of the meeting.

We more fully describe these items of business in the Proxy Statement accompanying this Notice.

All shareholders are cordially invited to attend the Annual Meeting in person. To ensure your representation at the Annual Meeting, we urge you to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Annual Meeting may vote in person, even if he or she has returned a proxy.

For further information about the Annual Meeting, including directions to our corporate headquarters to attend the meeting and vote in person, please contact Iris Gantz at (813) 891-9550 or igantz@srisurgical.com.

By Authorization of the Board of Directors,

Mark R. Faris
Secretary and Chief Financial Officer

Tampa, Florida

April 5, 2012

Important: Whether or not you plan to attend the Annual Meeting, you are requested to complete and promptly return the enclosed proxy in the envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 17, 2012: This Proxy Statement and our 2011 Annual Report on Form 10-K for the year ended

December 31, 2011 are available at http://www.srisurgical.com/proxy/.

SRI/SURGICAL EXPRESS, INC.

PROXY STATEMENT

FOR

2012 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors of SRI/Surgical Express, Inc. (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Shareholders to be held on Thursday, May 17, 2012, at 10:00 a.m., local time, and at any adjournment of the meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at our corporate and principal executive offices located at 12425 Race Track Road, Tampa, Florida 33626. Our telephone number at our executive offices is (813) 891-9550.

These proxy solicitation materials, together with our 2011 Annual Report to Shareholders on Form 10-K filed with the Securities and Exchange Commission on March 26, 2012 (the “Annual Report”), were first mailed on or about April 5, 2012, to all shareholders entitled to vote at the Annual Meeting. In this Proxy Statement, the terms “SRI,” “the Company,” “we,” “us” and “our” refer to SRI/Surgical Express, Inc.

Record Date

Only shareholders of record at the close of business on March 22, 2012 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. We have one class of outstanding voting securities, our common stock. As of the Record Date, 6,503,128 shares of our common stock were outstanding. For information regarding security ownership by management and by the beneficial owners of 5% or more of our common stock, see “Security Ownership of Directors, Officers, and Principal Shareholders” below.

Revocability of Proxies

You may revoke any proxy given pursuant to this solicitation at any time before its use at the Annual Meeting by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting

Each shareholder is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. The holders of common stock will vote together as one group in the election of directors and other matters presented at the Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of directors.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners. Certain of our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or by telephone, telegram, letter or facsimile.

Quorum; Abstentions; Broker Non-Votes

A majority of the shares of our common stock entitled to vote on a matter, represented in person or by proxy, will constitute a quorum for action on a matter at the Annual Meeting. We count shares that reflect withheld votes, abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) as shares that are present for purposes of determining the presence of a quorum, but not in determining the number of shares voted for or against any nominee for election as a director or any other proposal. For Proposal No. 1, the two director nominees receiving the highest number of affirmative votes cast will be elected as directors. Proposal No. 2 requires that the number of votes cast in favor of the applicable proposal exceeds the number of votes cast against the proposal. Withheld votes, abstentions and broker non-votes will not be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval, and therefore will have no effect on the outcome of the vote.

Fiscal Year End

The Company’s fiscal year ends on the Sunday nearest December 31.

Communications with Directors

You may communicate with any of our directors or with all directors as a group by sending communications by regular mail to: SRI/Surgical Express, Inc., c/o Chairman of the Board of Directors, 12425 Race Track Road, Tampa, Florida 33626.

Communications are distributed to the Board of Directors, or to any individual director or directors as appropriate, depending on the content of the communication. Members of our Board of Directors have requested that certain items that are unrelated to their duties and responsibilities be excluded, such as spam, junk mail and mass mailings, product or service complaints, resumés and other forms of job inquiries, and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any excluded communication will be made available to any outside director upon request. The procedures regarding distribution of shareholder communications to the Board of Directors have been approved by a majority of independent directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at seven pursuant to our bylaws. As described below, two directors are being renominated for new terms because their current terms expire on the date of the Annual Meeting and five directors will continue to serve after the Annual Meeting.

Nominees for Election at the 2012 Annual Meeting

Members of our Board of Directors serve staggered three-year terms expiring at the third Annual Meeting of Shareholders after their election. At the 2012 Annual Meeting, we will be electing two directors to serve a term of three years through our 2015 Annual Meeting. Our Board of Directors has authorized the nomination of the persons as candidates named in this Proxy Statement. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two nominees named below, both of whom are presently directors. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until a successor has been elected and qualified.

James T. Boosales and Charles T. Orsatti are being renominated for new terms as directors because their current terms expire on the date of the Annual Meeting. Certain information with respect to our nominees for election as director appears below:

Name	Age	Principal Occupation	New Term Expires
James T. Boosales	68	Private Investor	2015
Charles T. Orsatti	68	Managing Partner, Fairfield Capital Partners, Inc.	2015

James T. Boosales served as our Executive Vice President and Chief Financial Officer from 1994 until August 2002, and as our Executive Vice President until he retired on December 31, 2002. He has been a director since our inception in 1994, and served as a consultant to us from the date of his retirement through December 31, 2003. He served as President, International, of Fisher-Price, Inc., a $200 million division of the toy and juvenile products company, from 1990 through 1993. Before joining Fisher-Price, Inc., Mr. Boosales served in several senior executive capacities with General Mills, Inc., including President, International, for Kenner Parker Toys, Inc./Tonka Corp. from 1985 to 1989, during and after its spin-off as a public company, and President of Foot-Joy, Inc. from 1982 to 1985. Mr. Boosales now engages in private investment activities.

Charles T. Orsatti has been a director since February 10, 2004. Mr. Orsatti is currently a director on the board of Biotronic NeuroMonitoring, a private company, and previously served on the board of AngioDynamics, Inc., a Nasdaq-listed medical device manufacturer through 2011. He also served as chairman and director of djOrthopedics, Inc., a NYSE-listed orthopedic sports medicine company, until November 2007. Since 1995, Mr. Orsatti has been Managing Partner of Fairfield Capital Partners, Inc., a private equity investment firm. Prior to 1995, Mr. Orsatti was Chairman and Chief Executive Officer of Fairfield Medical Products Corporation, a manufacturer of critical care products. From 1998 to 2007, Mr. Orsatti was a senior consultant to J.P. Morgan Partners and was appointed the Managing Partner of a large investment fund focused on acquisitions in the orthopedic healthcare segment. From 1983 to 1986, he was Chief Executive Officer of Coloplast, Inc., a manufacturer of single use products and then served as Chief Operating Officer and President of two medical divisions of British Oxygen Corporation. Mr. Orsatti began his career with the medical products division of Air Products and Chemicals, Inc. and subsequently worked for the Critikon Division of Johnson & Johnson. He also served as a Captain in the United States Army.

Required Vote

The two nominees receiving the highest number of affirmative votes of the shares of common stock present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director, abstentions and “broker non-votes” are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no further legal effect under Florida law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

Directors with Terms Continuing After the 2012 Annual Meeting

The directors who will continue to serve after the Annual Meeting are set forth below:

Name	Age	Principal Occupation	Term Expires
Directors
James M. Emanuel	63	Private Investor	2014
Charles W. Federico	63	Private Investor	2014
Michael D. Israel	58	President and CEO, Westchester Medical Center	2013
Wayne R. Peterson	60	Private Investor	2013
Gerald Woodard	65	Chief Executive Officer of SRI	2014

James M. Emanuel has been a director since May 2, 1996. Between January 1984 and June 1997, he served as the Chief Financial Officer of Lincare, Inc., a national provider of respiratory therapy services for patients with pulmonary disorders. He also served as the Chief Financial Officer and a director of Lincare Holdings, Inc. between November 1990 and June 1997. Mr. Emanuel also is a director of Aurora Diagnostics, Inc., a privately held company. Mr. Emanuel also served as a director of Anesthetix Holdings, LLC, a privately held company, until the company was sold on December 31, 2009 and Senior Home Care, Inc., a privately held company until the company was sold on March 31, 2006. Mr. Emanuel has engaged in consulting and private investment activities since his retirement from Lincare Holdings, Inc. in June 1997.

Charles W. Federico has been a director since June 27, 2006, and has been Chairman of the Board of Directors since May 24, 2007. Mr. Federico was a director of Orthofix International N.V. from 1996 to 2010, and served as its Group President and Chief Executive Officer. He served as President of Orthofix Inc. from 1996 to 2002. From 1985 to 1996, Mr. Federico was the President of Smith & Nephew Endoscopy. From 1981 to 1985, Mr. Federico served as Vice President of Dyonics, initially as Director of Marketing and subsequently as General Manager. Previously he held management and marketing positions with General Foods, Air Products Corporation, Puritan Bennett Corporation and LSE Corporation. Mr. Federico currently is a director of Mako Surgical Corporation and BioMimetic Therapeutics. Inc. Mr. Federico also sits on the Board of Trustees of the Orthopaedic Research and Education Foundation, and previously was a Founding Trustee and board member of the American Sports Medicine Institute. He is also a trustee of SBES (Virginia Tech—Wake Forest University Biomedical School).

Michael D. Israel has been a director since May 21, 2009. Mr. Israel is currently the President and CEO of Westchester Medical Center. Mr. Israel previously provided varying degrees of executive level leadership to high quality organizations such as North Shore-LIJ Health System, St. Luke’s Episcopal/Texas Heart Institute, and Duke University Health System, and has 35 years of experience in the healthcare industry. Mr. Israel is also a trustee of the New York Medical College of Valhalla, New York.

Wayne R. Peterson served as our Executive Vice President from 1994 and our Chief Operating Officer from May 2001, in each case until his retirement on December 31, 2002. Mr. Peterson has been a director since 1994 and served as a consultant to us from January 1, 2003 until December 31, 2003, and from March 2006 until May 1, 2009. In 1991, Mr. Peterson co-founded our predecessor, Amsco Sterile Recoveries, Inc., and served as Vice President until we acquired Amsco Sterile Recoveries in 1994. Before joining Amsco Sterile Recoveries, Mr. Peterson was President of Agora Development, Inc., a real estate development company. He now engages in private investment activities.

Gerald Woodard has been a director and our Chief Executive Officer since December 31, 2007. Mr. Woodard has served in executive and management positions with healthcare companies since 1986. Prior to joining SRI, Mr. Woodard served as the President of the Linvatec subsidiary of ConMed Corporation since 2000. ConMed Linvatec is a supplier of orthopedic and sports medicine products, endoscopic imaging systems, and various operating room and critical care products. From 1998 to 2000, Mr. Woodard was President of the Elekta Holdings subsidiary of Elekta AB, a manufacturer of stereotactic radiosurgery systems and radiation therapy systems. From 1994 to 1998, Mr. Woodard worked with Marquette Medical Systems, Inc., where he most recently was President of its Monitoring and Information Systems Division.

SEC Settlement

The Securities and Exchange Commission (the “SEC”) approved a settlement in July 2003 arising from its investigation of our accounting for transactions underlying a restatement of our financial results for the third quarter of 2001. SRI, James T. Boosales, and Wayne R. Peterson consented to an administrative cease and desist order regarding books and records, internal controls, and reporting provisions of the Securities Exchange Act of 1934. The SEC did not assess penalties or make any finding of fraud by SRI or the individuals. Messrs. Boosales and Peterson retired as officers in December 2002 and serve on our Board of Directors.

Executive Officers

Name	Age	Principal Position(s)
Gerald Woodard	65	Chief Executive Officer
Mark R. Faris	45	Vice President, Chief Financial Officer and Secretary
William J. Braun	57	Senior Vice President of Operations & Quality Assurance
David J. McGuire	46	Senior Vice President of Sales

Gerald Woodard has been a director and our Chief Executive Officer since December 31, 2007. His business experience is described above – see “Directors with Terms Continuing After the 2012 Annual Meeting”.

Mark R. Faris has been an employee of SRI since February 2007. He is currently our Vice President, Chief Financial Officer and Secretary, having previously served as Controller and Vice President until December 23, 2009. Before joining us, Mr. Faris served as Director of Treasury for WellCare Health Plans, Inc. from 2005 to 2007 and as Director of Finance and Controller of Regeneration Technologies, Inc. from 2003 to 2005. Mr. Faris served as an audit senior manager with PricewaterhouseCoopers LLP where he began his career in 1991. Mr. Faris is a certified public accountant.

William J. Braun joined us in March 2009 as Senior Vice President of Operations. Previously, Mr. Braun was with Invacare Corporation beginning in 2005, most recently as the Vice President of Corporate Quality and Regulatory and prior to that, Vice President of North American Operations. From 2000 to 2005, Mr. Braun served as the Director of Manufacturing Operations in Mexico and South America for Tyco Electronics.

David J. McGuire has been an employee of SRI since its incorporation in September 1994. He is currently our Senior Vice President of Sales. He served as our Senior Vice President of Strategic Sourcing from January 2006 until March 2008. Prior to January 2006, Mr. McGuire served in various sales and operational positions at SRI, including as the general manager of our largest reprocessing facility.

CORPORATE GOVERNANCE

General Information About the Board of Directors and Corporate Governance

Our policies and practices comply with existing listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•

Our Board of Directors has determined that five of our seven directors are independent under the listing standards of NASDAQ as of the date of this Proxy Statement, and six of seven of our directors are non-employee directors;

•	The non-employee members of our Board of Directors meet regularly without the presence of management;

•	Our Board of Directors has a standing Compensation Committee, Audit Committee, and Nominating and Governance Committee;

•

Our Board of Directors has determined that each member of the Compensation Committee, the Audit Committee and the Nominating and Governance Committee is independent under the listing standards of NASDAQ;

•	The Audit Committee meets with management and the auditors to receive information concerning the design and operation of internal controls;

•	Grant Thornton LLP, our independent accounting firm, reports directly to the Audit Committee; and

•

On the recommendation of the Audit Committee, our Board of Directors has adopted an Amended and Restated Code of Business Conduct and Ethics for our directors, officers and employees, and a compliance policy to allow for confidential and anonymous reporting of suspected or known violations of these policies.

Our Board of Directors has adopted written charters for its Audit Committee, Compensation Committee, and Nominating and Governance Committee that clearly establish their respective roles and responsibilities. Each charter provides that the respective committee is authorized to obtain advice and independently seek assistance from outside advisors.

We maintain a corporate governance page on our website, which includes key information about our corporate governance practices, including the charters for the Audit Committee, Compensation Committee, and Nominating and Governance Committee, as well as our Amended and Restated Code of Business Conduct and Ethics. Amendments to, and waivers from, our Amended and Restated Code of Business Conduct and Ethics will be published on our corporate governance page, as required under SEC rules. The corporate governance page can be found at http://www.srisurgical.com by clicking on “About Us,” “Investors” then “Corporate Governance.”

Board Composition

Our Nominating and Governance Committee is responsible for evaluating the composition of our Board of Directors and leading the search for qualified individuals for election as directors. To fulfill this responsibility, the Nominating and Governance Committee reviews the composition of the full Board of Directors to determine the qualifications and areas of expertise needed to further enhance the composition of the Board of Directors and works with management in attracting candidates with those qualifications. Appropriate criteria for Board membership include the following:

•	Directors should be individuals of high integrity, independence and substantial accomplishments;

•	Directors should have demonstrated leadership ability and the ability to exercise sound business judgment; and

•	The background and experience of directors should be in areas important to our Company, such as business, finance, operations, healthcare and distribution industry experience.

In identifying potential director candidates, the Nominating and Governance Committee endeavors to identify candidates with a diversity that reflects the Company’s customers and the communities in which the Company operates.

We believe that each of our directors possesses the key attributes above, and the experiences, qualifications and skills below that we have determined are important in light of SRI’s business and structure.

James T. Boosales

•	Leadership and financial experience as our former Executive Vice President and Chief Financial Officer

•

Global business experience as President, International of Fisher-Price, Inc. and for Kenner Parker Toys, Inc./Tonka Corp. Over 16 years of financial, marketing and general management experience with several General Mills, Inc. companies, including Foot-Joy, Inc. and Parker Brothers.

James M. Emanuel

•

Approximately 36 years of industry and financial and accounting business experience, including as Chief Financial Officer of national healthcare services company, Lincare, Inc. and Lincare Holdings, Inc.

•

Outside board experience as a director and Audit Committee Chairman of three private companies in the healthcare industry: Aurora Diagnostics, Inc., Senior Home Care, Inc. and Anesthetix Holdings, LLC. Also was a board member of a national healthcare holding company, Lincare Holdings, Inc.

Charles W. Federico

•	Leadership experience as Group President and Chief Executive Officer of OrthoFix International N.V., as well as President of Smith & Nephew Endoscopy (formerly Dyonics)

•

Business, industry and marketing experience as Director of Marketing and General Manager of Dyonics and other marketing and management positions with General Foods, Air Products Corporation, Puritan Bennett Corporation and LSE Corporation

•	Outside board experience as a director of public and private companies in the health care industry

•	Affiliation with leading healthcare associations (as trustee of the Orthopaedic Research and Education Foundation and American Sports Medicine Institute)

Michael D. Israel

•	Leadership position as President and Chief Executive Officer of Westchester Medical Center

•	Industry experience as a member of executive leadership team for major health systems

Charles T. Orsatti

•	Approximately 40 years of business experience in healthcare industry

•	Private equity management experience as managing partner of Fairfield Capital Partners, Inc., a fund focused on the healthcare industry

•

Outside board committee experience as a director of djOrthopedics, Inc., a NYSE-listed orthopedic sports medicine company (until its sale in November 2007), AngioDynamics, Inc., a NASDAQ-listed medical device manufacturer (until late 2011) and Biotronic NeuroMonitoring, a private healthcare company

Wayne R. Peterson

•	Leadership and operating experience as our former Chief Operating Officer

•	Industry experience as co-founder of our predecessor, Amsco Sterile Recoveries, Inc.

Gerald Woodard

•	Leadership experience as President of Linvatec subsidiary of ConMed Corporation and Elekta Holdings

•	Role as our Chief Executive Officer since January 2008

Board Leadership Structure

We currently have an independent Chairman of the Board of Directors separate from our Chief Executive Officer. Our Board of Directors believes it is important to maintain flexibility in its board leadership structure depending on our needs at the time, but firmly supports having an independent director in a board leadership position at all times. Our Chairman of the Board provides independent leadership of the Board of Directors. Having an independent Chairman or lead director enables non-management directors to raise issues and concerns for board consideration without immediately involving management. The Chairman also serves as a liaison between the Board of Directors and senior management. Our Board of Directors has determined that the current structure, a Chairman of the Board of Directors, separate from our Chief Executive Officer, is the most appropriate structure at this time.

Board Role in Risk Oversight

Our Board of Directors is responsible for risk oversight. The Board has asked our Audit Committee to work with management to identify key risks and develop and maintain strategies to address them. Management and the Audit Committee regularly reports to the Board of Directors regarding these efforts.

Board Independence

Our Board of Directors has determined that Messrs. Boosales, Emanuel, Federico, Israel and Orsatti are independent under the listing standards of NASDAQ. The Audit Committee, Compensation Committee and Nominating and Governance Committee are each comprised solely of our independent directors. Mr. Peterson is not independent based on his service as a consultant to the Company several years ago. Mr. Woodard is not independent based on his service as our Chief Executive Officer. In making its independence determinations, our Board of Directors reviewed transactions and relationships between the director or any member of his immediate family and us or one of our affiliates based on information provided by the director, Company records and publicly available information. In addition, our Board of Directors considered the following types of relationships and transactions: (i) principal employment positions and other public company directorships held by each director; (ii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between us and/or our affiliates and any entity for which the non-employee director or his or her immediate family member is an executive officer or ten percent or more shareholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between us and/or our affiliates and any other public company for which the director serves as a director.

Board Meetings and Committees of the Board

Our Board of Directors held nine meetings, including regularly scheduled and special meetings, during 2011. During 2011, no director attended fewer than 75% of the meetings of the Board of Directors or fewer than 75% of the meetings of any committee of the Board of which he was a member. We invite our Board of Directors to our Annual Meeting of Shareholders, but do not require them to attend. Last year, all of the directors except Charles Orsatti attended our 2011 Annual Meeting. Our Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee.

Compensation Committee. The Compensation Committee, which currently consists of Messrs. Boosales (chair), Federico, and Orsatti, assists our Board of Directors in making decisions regarding specific compensation plans, salaries, bonuses, and other benefits payable to our executive officers. The Board of Directors has determined that each member of the Compensation Committee is independent under the listing standards of NASDAQ. The Compensation Committee held four meetings during 2011.

The processes and procedures for the consideration and determination of executive compensation are as follows:

•

The Compensation Committee determines cash compensation for our current executive officers with the benefit of a review by our Board of Directors and input from the Chief Executive Officer regarding compensation of other executive officers.

•	Our Board of Directors approves equity awards for our executive officers with the benefit of recommendations from the Compensation Committee.

•

In establishing compensation for newly engaged executives, our Board of Directors considers recommendations of the Compensation Committee and the executive search firms that assist in recruiting our executives. The Compensation Committee annually gathers and reviews publicly available compensation-related data of similarly situated companies in making its recommendations to our Board of Directors. In 2009, the Compensation Committee engaged Dean Consulting Group, LLC an outside compensation consultant. See “Compensation Discussion and Analysis” beginning on page 15 for additional information about this engagement.

Our Board of Directors has approved a written charter for the Compensation Committee, which the committee reviews annually and updates as appropriate.

Audit Committee. The Audit Committee currently consists of Messrs. Emanuel (chair), Boosales, and Israel. Our Board of Directors has determined that each member of the Audit Committee is independent under the listing standards of NASDAQ, and Messrs. Emanuel and Boosales of the Audit Committee are “audit committee financial experts,” as that term is defined by the Securities and Exchange Commission (the “SEC”).

Among other things, the Audit Committee selects and retains (subject to our shareholders’ approval) the independent auditors, sets the independent auditors’ compensation, reviews and evaluates the results and scope of the audit and other services provided by our independent auditors, reviews reports from management, legal counsel, and third parties relating to legal compliance, and establishes procedures for receipt and treatment of confidential, anonymous submissions by our employees of concerns regarding accounting, auditing, and internal controls matters.

Our Board of Directors has approved a written charter for the Audit Committee, which the committee reviews annually and updates as appropriate. During 2011, the Audit Committee held four meetings.

Nominating and Governance Committee. Our Nominating and Governance Committee, which consists of Messrs. Orsatti (chair), Emanuel, and Federico, provides assistance to the Board of Directors in (i) identifying and recommending qualified director nominees; (ii) evaluating the performance and effectiveness of the Board of Directors and its committees; (iii) evaluating and recommending corporate governance guidelines and practices; and (iv) administering our Related Party Transaction Policies and Procedures. The Nominating and Governance Committee may, in its sole discretion, engage director search firms and may consult with outside advisors to assist it in carrying out its duties to the Company. The Nominating and Governance Committee has the sole authority to approve the fees and other retention terms with respect to any such firms. The Board of Directors has determined that each member of the Nominating and Governance Committee is independent under the listing standards of NASDAQ.

The Nominating and Governance Committee considers candidates for directors suggested by our shareholders, provided that the recommendations are made in accordance with the procedures required under applicable law and described in this Proxy Statement under the heading “Requirements to Submit Proxy Proposals and Director Nominations.” Shareholder nominations that comply with these procedures and that meet the criteria outlined above receive the same consideration that the Nominating and Governance Committee’s nominees receive.

Our Board of Directors has approved a written charter for the Nominating and Governance Committee, which the Committee reviews annually and updates as appropriate. The Nominating and Governance Committee held three meetings during 2011.

Indemnification

We have entered into indemnification agreements with our executive officers and directors. The indemnification agreements provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for in the agreements, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party to by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under applicable law and our bylaws.

Related Party Transactions Policies and Procedures

On July 31, 2007, our Board of Directors adopted written related party transaction policies and procedures (the “Policy”). For purposes of the Policy, “related party transactions” include transactions that involve more than $50,000 in any calendar year in which the Company is a participant and any related party has a direct or indirect interest, and “related party” includes our officers, directors or five (5) percent shareholders and their immediate family members.

Except as described below, the Nominating and Governance Committee (excluding any interested director) (the “Committee”) will review the material facts of all related party transactions. The Committee will either approve or disapprove of the entry into the related party transaction after taking into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. If advance Committee approval of a related party transaction is not feasible, the Committee will consider, and if it deems appropriate, ratify the transaction at the Committee’s next regularly scheduled meeting.

The following related party transactions are deemed to be pre-approved or ratified by the Committee (subject to the specific requirements and limitations set forth in the Policy):

(a)	employment arrangements with our executive officers;
(b)	compensation arrangements with our directors;
(c)	transactions with companies affiliated with related parties if the amount involved does not exceed the greater of $50,000 or two (2) percent of the Company’s total annual revenues;
(d)	charitable contributions that do not exceed the lesser of $50,000 or two (2) percent of the charitable organization’s total annual receipts;
(e)	transactions pursuant to which all of our shareholders receive proportional benefits;
(f)	transactions involving competitive bids;
(g)	regulated transactions; and
(h)	banking transactions.

Under the Policy, the Committee may establish guidelines for our management to follow in its ongoing dealings with related parties. The Committee will review and assess, at least annually, the appropriateness of ongoing related party relationships and will confirm compliance with any guidelines.

DIRECTOR COMPENSATION

Directors who are not our current employees receive $1,000 to attend each meeting of the Board of Directors and each of its committees, and a quarterly retainer of $6,000 under our Non-Employee Directors’ Compensation Plan. Directors who chair the Board of Directors or the following committees receive the following amounts for that service:

Chair of:	Annual Fee
Board of Directors	$5,000
Audit Committee	$4,000
Compensation Committee	$3,000
Nominating and Governance Committee	$3,000

Each non-employee director is granted annually options to purchase 7,500 shares of our common stock as of the date of our Annual Meeting. All options vest ratably over a term of three years, have an exercise price equal to the fair market value of the common stock on the date of grant, and expire ten years after the date of grant.

Effective March 20, 2006, we entered into a Consulting Arrangement with Wayne Peterson to provide advice on matters relating to operations and supply chain management pending our engagement of a permanent senior vice president of operations. When the arrangement extended into the second half of 2007, Mr. Peterson agreed not to receive any meeting fees, quarterly retainers or stock options payable to our non-employee directors pursuant to our Non-Employee Directors’ Compensation Plan during the remaining term of the Consulting Arrangement. We terminated this Consulting Arrangement effective May 1, 2009 and Mr. Peterson has been paid only the applicable Board and Board committee fees since that termination date for his Board service.

The following table shows the compensation information for fiscal year 2011 for our non-employee directors:

2011 DIRECTOR COMPENSATION TABLE

Name (a)	Fees Earned or Paid in Cash ($) (b)	Option Awards ($)(1) (d)	All Other Compensation ($) (g)		Total ($) (h)
James T. Boosales	$48,000	$34,875	$182	(2)	$82,875
James M. Emanuel	$35,000	$34,875	$5,945	(2)	$75,470
Charles W. Federico	$36,750	$34,875	—		$71,625
Michael D. Israel	$26,000	$34,875	—		$60,875
Charles T. Orsatti	$35,250	$34,875	—		$70,125
Wayne R. Peterson	$26,000	$34,875	$7,750	(2)	$68,148

(1)

The amounts in column (d) represent the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 for option awards granted to each non-employee director in 2011. The aggregate number of outstanding option awards held by each non-employee director as of December 31, 2011 is set forth below:

James T. Boosales	57,000 shares
James M. Emanuel	84,000 shares
Charles W. Federico	65,000 shares
Michael D. Israel	42,500 shares
Charles T. Orsatti	57,000 shares
Wayne R. Peterson	57,000 shares

(2)	This amount represents the dollar value of insurance premiums paid by the Company with respect to health insurance.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS, AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of common stock as of February 24, 2012 (the “Specified Date”), with respect to: (i) each of our directors, nominees and the executive officers named in the “Summary Compensation Table” below, (ii) all of our directors and executive officers, as a group, as defined in the Securities and Exchange Act of 1934 (the “Exchange Act”), and (iii) each person known by us to own beneficially more than 5% of our common stock.

The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares for which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire by the Specified Date through the exercise of any stock option or other right. Unless otherwise indicated, we believe all persons listed below have sole voting and investment power with respect to all shares beneficially owned by them. A total of 6,503,128 shares of our common stock were issued and outstanding as of the Specified Date.

Beneficial Owner(1)	Class of Stock	Shares Beneficially Owned	Percentage of Class Beneficially Owned
James T. Boosales(2)	Common	739,610	11.4%
Wayne R. Peterson(3)	Common	283,572	4.4%
Gerald Woodard(4)	Common	235,000	3.6%
William J. Braun(5)	Common	141,660	2.2%
David J. McGuire(6)	Common	140,228	2.2%
James M. Emanuel(7)	Common	79,000	1.2%
Charles W. Federico(8)	Common	55,000	*
Mark R. Faris(9)	Common	51,400	*
Charles T. Orsatti(10)	Common	42,000	*
Michael D. Israel(11)	Common	20,833	*
MicroCapital LLC	Common	599,480	9.2%
Heartland Advisors, Inc.	Common	560,000	8.6%
Estate of Lee R. Kemberling	Common	536,012	8.2%
Dimensional Fund Advisors LP	Common	407,735	6.3%
Standard Textile Co., Inc.	Common	349,667	5.4%
David Callan	Common	343,600	5.3%
Henry Investment Trust LP	Common	340,300	5.2%
All directors and executive officers as a group (10 persons)(12)	Common	1,788,303	27.5%

*	Less than 1%
(1)

The business address for James T. Boosales, Wayne R. Peterson, N. Gerald Woodard, William J. Braun, David J. McGuire, James M. Emanuel, Charles W. Federico, Mark R. Faris, Charles T. Orsatti, and Michael D. Israel is 12425 Race Track Road, Tampa, Florida 33626. The business address for the Estate of Lee R. Kemberling is 11500 47th Street North, Clearwater, Florida 34622. The business address for Heartland Advisors, Inc. is 789 N. Water Street, Milwaukee, Wisconsin 53202. The business address for MicroCapital LLC is 167 Old Post Road, Southport, Connecticut 06890. The business address for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Austin, Texas 78746. The business address for Standard Textile Co., Inc. is One Knollcrest Drive, Cincinnati, Ohio 45237. The business address for David Callan is 13771 N. Fountain Hills Blvd, Suite 114-230, Fountain Hills, AZ 85268. The business address for Henry Investment Trust LP is 255 South 17th Street, Suite 2608, Philadelphia, PA 19103.

(2)

This amount includes 12,500 shares of Common Stock directly owned by James T. Boosales, 50,000 shares of Common Stock directly owned by Bonny Boosales, Mr. Boosales’ wife, and 635,110 shares of common stock owned by the Boosales Family Limited Partnership, a Colorado limited partnership, of which Mr. Boosales and Mrs. Boosales, as tenants by the entireties, act as the general partner. This amount also includes 42,000 shares of common stock issuable on exercise of stock options that are held by Mr. Boosales and currently exercisable or will become exercisable within 60 days. Mr. Boosales has shared voting and investment power with respect to all of the shares of common stock beneficially owned by Mr. Boosales.
(3)

This amount includes 42,608 shares of common stock owned by the Wayne R. Peterson Grantor Retained Annuity Trust, of which Mr. Peterson is trustee, 42,609 shares of common stock owned by the Theresa A. Peterson Grantor Retained Annuity Trust, of which Theresa Peterson, Mr. Peterson’s wife, is trustee, 31,044 shares of common stock owned by Mr. and Mrs. Peterson as tenants by the entireties, and 127,811 shares of common stock owned by Peterson Partners, Ltd., a Colorado limited partnership, of which Peterson Holdings, Inc., a Colorado corporation, is the general partner. Mr. and Mrs. Peterson jointly own all of the issued and outstanding voting stock of Peterson Holdings, Inc. This amount also includes 39,500 shares of common stock issuable on exercise of stock options that are held by Mr. Peterson and currently exercisable or will become exercisable within 60 days. Mr. Peterson has shared voting and investment power with respect to the following shares of common stock: 42,609 shares owned by the Theresa A. Peterson Grantor Retained Annuity Trust, 31,044 shares owned by Mr. and Mrs. Peterson as tenants by the entireties, and 127,811 shares owned by Peterson Partners, Ltd.

(4)	Includes 210,000 shares of common stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days.
(5)	Includes 35,000 shares of common stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days.
(6)	Includes 119,500 shares of common stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days.
(7)	Includes 69,000 shares of common stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days.
(8)	Includes 50,000 shares of common stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days.
(9)	Includes 50,400 shares of common stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days.
(10)	Includes 42,000 shares of common stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days.
(11)	Includes 20,833 shares of common stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days.
(12)	Includes shares beneficially owned by Messrs. Boosales, Peterson, Woodard, Braun, McGuire, Emanuel, Federico, Faris, Orsatti and Israel.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who own ten percent or more of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Those officers, directors and ten percent or more shareholders are also required by SEC rules to furnish us with copies of all such forms that they file.

Based solely on our review of the copies of such forms received by us, we believe that during 2011, all Section 16(a) filing requirements applicable to our officers, directors, and ten percent or more shareholders were satisfied, except that, due to an administrative error, a Form 4 was not filed within the required time period to report a disposition of shares of common stock by James T. Boosales on July 15, 2011.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is currently composed of Messrs. Boosales (chair), Federico, and Orsatti. A member of the Compensation Committee, James T. Boosales, was formerly an officer and an employee of the Company. No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee appointed the firm of Grant Thornton LLP (“Grant Thornton”) to audit our financial statements for the fiscal year ending December 31, 2011. A representative of Grant Thornton will be present at the Annual Meeting, have the opportunity to make a statement, and be available to respond to appropriate questions.

Fees Paid to Independent Auditors

The following table shows fees for services provided by Grant Thornton for fiscal years 2011 and 2010:

	2011	2010
Audit Fees(1)	$282,523	$303,182
Audit-Related Fees(2)	—	—
Tax Fees(3)	76,482	45,256
All Other Fees(4)	—	—

Total	$359,005	$348,438

(1)

Audit Fees consist of fees for professional services rendered by Grant Thornton for the fiscal years ended 2011 and 2010 related to the audits of our financial statements and reviews of our interim financial statements included in our quarterly reports.

(2)

Audit-Related Fees consist of fees for professional services rendered by Grant Thornton for the fiscal years ended 2011 and 2010 that are reasonably related to the performance of the audit or review and are not included in Audit Fees.

(3)	Tax Fees consist of fees for professional services rendered by Grant Thornton for the fiscal years ended 2011 and 2010 related to tax compliance, tax advice, and tax planning.
(4)	All Other Fees consist of fees for professional services rendered by Grant Thornton for the fiscal years ended 2011 and 2010.

The Audit Committee approves any audit and non-audit services, including all services provided in exchange for Audit-Related Fees, Tax Fees and All Other Fees, as such terms are described above.

Required Vote

The Audit Committee of the Board of Directors conditioned its appointment of our independent auditors upon the receipt of the affirmative vote of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting. In the event that the shareholders do not approve the selection of Grant Thornton, the appointment of the independent auditors will be reconsidered by the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, we met and held discussions with management and the independent auditors. Management represented to us that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. We discussed with the independent auditors matters required to be discussed under the Public Accounting Oversight Board Standards.

In addition, we received from the independent auditors the written disclosures and the letter relating to the independent auditors’ independence, as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Accounting Oversight Board in Rule 3600T, and we discussed with the independent auditors their independence from the Company and its management.

We discussed with the Company’s independent auditors the overall scope and plan for their audit. We met with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, including the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

The Audit Committee and the Board of Directors also have recommended, subject to shareholder approval, the selection of the Company’s independent auditors for the year ended December 31, 2012—see Proposal No. 2.

Submitted by the Audit Committee of the

Board of Directors:

James M. Emanuel (chair)

James T. Boosales

Michael D. Israel

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee of our Board of Directors (the “Compensation Committee”) is responsible for establishing and implementing executive compensation arrangements designed to recruit and retain executives. The Compensation Committee periodically reviews these arrangements for consistency with our compensation philosophy and objectives and with the goal of making them more effective.

Philosophy and Objectives of Executive Compensation

In establishing executive compensation arrangements, we primarily seek to align our executives’ incentives with the interests of our shareholders in both the short and long term. We placed a relatively heavy emphasis on equity compensation as a percentage of total compensation to establish long-term incentives, although we do not have any rule for establishing the relative amounts of each component. We also structure our annual incentive cash compensation to motivate our executives to achieve business goals.

Setting Compensation

The Compensation Committee establishes compensation for newly engaged executives and determines cash compensation for our current executives with the benefit of a review by the Board of Directors and input from the Chief Executive Officer regarding compensation of other executives. The Board of Directors and the Compensation Committee establishes objectives for Company performance-based cash incentive compensation for executives. The Board of Directors approves equity awards for our executive officers with the benefit of recommendations from the Compensation Committee.

Historically, the Board of Directors, including the Compensation Committee, generally has relied on its members’ extensive general business and industry-specific knowledge and experience in determining executive compensation, and neither the Board of Directors nor the Compensation Committee have typically retained a compensation consultant. In establishing compensation for newly engaged executives, the Compensation Committee considers recommendations of the executive search firms that assisted in recruiting those executives. The Compensation Committee annually reviews compensation-related survey data through the Economic Research Institute and other publicly available information for similarly-sized companies operating in the same industries and regions, including local competitors, in determining cash compensation for our executive officers, establishing performance objectives and making its recommendations to the Board of Directors regarding future compensation decisions.

In 2009, the Compensation Committee retained Dean Group Consulting, LLC (“Dean”), to assist the Compensation Committee in analyzing the Company’s compensation programs and practices. Dean’s work included reviewing with the Compensation Committee a broad-based third-party market survey used by the Compensation Committee to gain a general understanding of current compensation practices. These services were obtained under an engagement fee structure. The 2009 engagement focused on the cash and equity compensation of our directors and executive officers in the form of both short-term and long-term incentives. During 2011, the Compensation Committee utilized the data provided by the Dean Group in conjunction with the data available through the Economic Research Institute as well as other publicly available information to guide executive compensation practices.

2011 Executive Compensation Components

For the 2011 fiscal year, the principal components of executive compensation for our executive officers were:

•	base salary;

•	performance-based cash incentive compensation;

•	long-term equity incentive compensation; and

•	retirement and other benefits.

Base Salary: We establish base salaries for each of our executive officers based on the executive officer’s position, responsibilities, experience, business judgment, and role in developing and implementing our overall business strategy, without applying a specific formula to weigh each of these factors. We review base salary levels annually and adjust them from time to time for market changes, promotions, performance, or other changes in job responsibilities. Generally, we believe base salaries paid to executive officers should be competitive with salaries paid to executive officers with similar positions and responsibilities at similar companies. The Compensation Committee periodically reviews regional and industry-specific compensation statistics, but it has not benchmarked our executives’ compensation levels against levels of any other companies or groups of companies.

In 2011, the Compensation Committee made a three percent (3%) adjustment to the base salaries of Messrs. Woodard and Braun, and made a one point nine percent (1.9%) adjustment to the base salary of Mr. McGuire. In making these adjustments, the Compensation Committee considered the absence of any adjustments in 2010 and the increase in local cost of living expenses since the last increase. The Compensation Committee increased Mr. Faris’ base salary for 2011 from $220,375 to $236,903 based on performance and to be more competitive with market levels of base salaries paid to executives with similar positions and responsibilities at similar companies.

Performance-Based Cash Compensation and Bonuses: We believe that our executive officers’ annual performance-based cash compensation should be contingent on the Company’s achieving quantitative financial performance targets, such as revenues, gross margin, profitability, and cash flow. The Board of Directors establishes annual Company financial targets and the Compensation Committee reviews and approves the quantitative performance objectives for our executives. In 2011, the Compensation Committee established for each executive officer the target amount of annual performance-based compensation, which is based on a percentage of the executive’s base salary. The Compensation Committee evaluates performance of the Company and each executive officer and awards incentives in the first calendar quarter following the end of the fiscal year. If the Compensation Committee determines that the financial targets were not achieved, it may determine not to make any incentive cash payments to our executives.

The Compensation Committee determined in the first quarter of 2012 that the Company did not meet its 2011 financial performance targets, which included management’s budgeted revenues and net income. In 2011, the target awards of annual performance-based cash compensation ranged from 40% to 50% of the executive officers’ base salaries (see “2011 Grants of Plan-Based Awards” table below). The Compensation Committee determined that no performance-based cash payments would be payable to Messrs. Woodard, Faris, Braun or McGuire because the Company’s actual results were not within the range specified by the plan.

In September 2011, the Compensation Committee issued discretionary bonuses to Mr. Woodard of $50,000 and $15,000 to each Messrs. Faris, Braun and McGuire for their 2010 performance, even though the Company did not meets its 2010 financial performance targets, based on the Company’s progress in that year and in lieu of any equity awards.

Long-Term Stock Incentives: Our equity plans provide for grants to employees of stock options and restricted stock. We design our grants to executives to align a significant portion of our executive compensation with the long-term interests of our shareholders by providing an incentive that focuses attention on managing the Company from the perspective of an owner with an equity stake in our business. Awarded stock options have an exercise price equal to the fair market value of our common stock on the grant date. These stock options typically vest ratably over five years and expire ten years after the grant date. We believe stock option awards with vesting requirements encourage retention of our key employees and achievement of long-term performance goals.

We have adopted a policy pursuant to which the Compensation Committee will review and recommend all future stock option grants to our executive officers to the full Board of Directors for approval by the end of April each year. The option grants will be approved by the Board of Directors by the end of April each year and issued on the second full trading day after the Company’s quarterly earnings release for the prior fiscal year or our first quarter. In the case of a new hire or promotion, the Compensation Committee will also review and recommend any option grants to the Board of Directors for approval. The grant date of these options will be the first trading day of the month following the date of hire or promotion.

The Compensation Committee determined that no stock option grants would be issued to Messrs. Woodard, Faris, Braun or McGuire in 2011.

Retirement and Other Benefits: Our executive officers participate in our 401(k) plan and other benefits that are generally available to all employees. We do not provide retirement or other benefit plans established especially for executives or other key employees, except for the equity and incentive compensation arrangements described above.

Severance and Change in Control Arrangements

Messrs. Woodard, Faris, Braun and McGuire are entitled to receive portions of their annual base salaries and prorated bonuses as severance if they are terminated without cause. We offered these terms to Mr. Woodard and Mr. Braun as part of their initial recruitment packages. We offered these terms to provide a sense of security for, and to help retain, Mr. McGuire in connection with the appointment of a new President and Chief Executive Officer in February 2005 and amended the terms of Mr. McGuire’s severance agreement on November 4, 2008 to make the severance amount payable thereunder the same amount payable to other executive officers. Similarly, to provide a sense of security for, and to help retain, Mr. Faris, we offered these terms to Mr. Faris in connection with his promotion to Vice President and Chief Financial Officer on December 23, 2009.

Our 2004 Stock Compensation Plan and 2009 Stock Compensation Plan provide that all grants under these plans vest in full on a change in control of the Company. In addition to their role in facilitating recruitment, we believe that these severance and change in control arrangements encourage retention.

We believe that these severance and change in control arrangements reflect market levels for comparable executives and are important to effectively recruit and retain key executives. For a more detailed discussion of these arrangements, see “Employment Agreements, Termination of Employment and Change-in-Control Arrangements” below.

Tax and Accounting Implications

Deductibility of Executive Compensation: The Company believes that compensation paid under its compensation plans will be fully deductible for federal income tax purposes under current rules.

Accounting for Stock-Based Compensation: Beginning on January 1, 2006, the Company began accounting for stock-based payments, including its stock option grants, in accordance with requirements of Accounting Standards Codification Topic 718, Compensation—Stock Compensation.

Summary of Executive Compensation

The following table shows the compensation information for fiscal years 2009, 2010 and 2011 for our named executive officers:

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus (d)	Stock Awards ($)(1) (e)	Option Awards ($)(1) (f)	All Other Compensation ($) (i)		Total ($) (j)
Gerald Woodard, Chief Executive Officer(2)	2011	$382,572		$50,000	-0-	-0-	$5,595	(3)	$438,167
	2010	$375,000		-0-	-0-	$209,250	$5,595	(3)	$589,845
	2009	$389,423	(A)	-0-	-0-	$46,500	$6,280	(3)	$442,203

Mark R. Faris, Vice President and Chief Financial Officer(4)	2011	$233,089		$15,000	-0-	-0-	$7,273	(3)	$255,362
	2010	$211,505		-0-	-0-	$122,740	$7,273	(3)	$341,518
	2009	$170,494	(A)	$20,000	-0-	$4,650	$8,263	(3)	$203,407

William J. Braun, Senior Vice President of Operations(5)	2011	$254,904		$15,000	-0-	-0-	$7,273	(3)	$277,176
	2010	$250,000		$30,000	-0-	$55,800	$7,273	(3)	$343,073
	2009	$192,308		-0-	-0-	$50,400	$38,771	(7)	$281,479

David J. McGuire, Senior Vice President of Sales(6)	2011	$286,876		$15,000	-0-	-0-	$7,273	(3)	$309,148
	2010	$241,630		-0-	-0-	$55,800	$7,273	(3)	$304,703
	2009	$260,007	(A)	-0-	-0-	$11,625	$8,263	(3)	$279,895

(A)	Contains twenty-seven pay periods, instead of the Company’s typical twenty-six pay periods, as 2009 was a 53-week year for the Company.
(1)

The amounts in columns (e) and (f) reflect the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718. See Note J—Stock-Based Compensation, to our December 31, 2011 financial statements for discussion of assumptions used in valuation.

(2)	Mr. Woodard became our Chief Executive Officer on December 31, 2007.
(3)	This represents the dollar value of insurance premiums paid by the Company with respect to health insurance.
(4)	Mr. Faris served as our Vice President and Controller from February 2007 until his promotion to Vice President and Chief Financial Officer on December 23, 2009.
(5)	Mr. Braun became our Senior Vice President of Operations on March 30, 2009.
(6)	Mr. McGuire served as our Senior Vice President of Strategic Sourcing from January 2006 until his promotion to Senior Vice President of Sales on March 3, 2008.
(7)	This amount includes (i) the dollar value of insurance premiums paid by the Company with respect to health insurance of $8,263 and (ii) relocation expenses for Mr. Braun’s move of $30,508.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Employment and Retention Agreements

We have an employment agreement with Gerald Woodard, our Chief Executive Officer, and retention agreements with Mark R. Faris, our Vice President and Chief Financial Officer, William J. Braun, our Senior Vice President of Operations and David J. McGuire, our Senior Vice President of Sales.

Termination of Employment

According to the terms of his employment agreement, Mr. Woodard is entitled to receive upon termination for any reason other than for cause, death or disability, his annual base salary and health insurance benefits for twelve months and a pro-rated cash award under our management incentive plan (as determined by our Board of Directors acting in good faith). The base salary component of the severance is payable in accordance with the Company’s then-current pay practices over the severance period following a termination and the pro-rated cash award is payable as a lump sum at such time that Mr. Woodard would have been entitled to receive any earned cash award for the year in which he is terminated if he had been employed on the last day of the year in which his employment is terminated. For purposes of Mr. Woodard’s employment agreement, “cause” generally includes the executive’s indictment, conviction or plea of no contest for a felony, violation of the employment agreement, failure to perform his duties, failure to cooperate with a governmental investigation, insubordination, incompetence, misconduct, unethical conduct or failure to comply with our policies. Under his employment agreement, Mr. Woodard is prohibited from competing with us during the two-year period following termination of his employment, and the foregoing severance is conditioned upon his compliance with such covenant not to compete with the Company and the execution of a release in favor of the Company.

We have a retention agreement with Messrs. Faris, Braun, and McGuire, under which the Company will continue to pay them their base salary and health insurance benefits for a period of nine months following termination of employment for any reason other than cause, death or disability. For purposes of their retention agreement, “cause” generally includes executive’s being charged with a felony, disclosure of our trade secrets or other confidential information, or misconduct, insubordination or violation of Company policies. Messrs. Faris, Braun, and McGuire also entered into a non-competition and confidentiality agreement with the Company, pursuant to which Messrs. Faris, Braun and McGuire are prohibited from competing with the Company during the one-year period following termination of their employment, and the foregoing severance is conditioned upon their compliance with such competition and confidentiality agreement and their execution of a release in favor of the Company.

If Mr. Woodard had been terminated for any reason other than for cause, death or disability on December 31, 2011, which was the last business day of the Company’s 2011 fiscal year, Mr. Woodard would have received the following severance benefits in accordance with the procedures outlined above: twelve months’ base salary equal to $386,250, and payment of health insurance premiums by the Company in the aggregate amount of $12,695 (which represents 100 percent of the annual health insurance premiums).

If Mr. Faris had been terminated for any reason other than for cause, death or disability on December 31, 2011, which was the last business day of the Company’s 2011 fiscal year, Mr. Faris would have received the following severance benefits pursuant to his retention agreement: nine months’ base salary equal to $177,677, a cash award under our management incentive bonus plan and payment of health insurance premiums by the Company in the aggregate amount of $13,232 (which represents 75 percent of the annual health insurance premiums).

If Mr. Braun had been terminated for any reason other than for cause, death or disability on December 31, 2011, which was the last business day of the Company’s 2011 fiscal year, Mr. Braun would have received the following severance benefits pursuant to his retention agreement: nine months’ base salary equal to $193,125, a cash award under our management incentive bonus plan and payment of health insurance premiums by the Company in the aggregate amount of $13,232 (which represents 75 percent of the annual health insurance premiums).

If Mr. McGuire had been terminated for any reason other than for cause, death or disability on December 31, 2011, which was the last business day of the Company’s 2011 fiscal year, Mr. McGuire would have received the following severance benefits pursuant to his retention agreement: nine months’ base salary equal to $175,098, a cash award under our management incentive bonus plan and payment of health insurance premiums by the Company in the aggregate amount of $13,232 (which represents 75 percent of the annual health insurance premiums).

Change in Control Arrangements and Termination Due to Death

Our 2004 Stock Compensation Plan and 2009 Stock Compensation Plan provide that all grants under these plans vest on a change in control of the Company and grants of restricted stock vest upon the recipient’s death. If a change in control occurs, the Company may elect to cancel participants’ options and instead pay to them the difference between the exercise price of such options and the fair market value of the shares issuable on the exercise thereof. For these purposes, a “change in control” generally occurs when:

•	our shareholders approve a liquidation of the Company, a sale of all or substantially all of the Company’s assets or certain mergers or consolidations of the Company; or

•

if during any two consecutive years, individuals who at the beginning of the period constitute our Board of Directors cease for any reason to constitute at least a majority of our Board of Directors, except for individuals whose election or nomination for election was previously approved by at least two-thirds of the directors who were directors at the beginning of the period or whose nomination for election was previously so approved.

If a change in control occurred on December 31, 2011, which was the last business day of the Company’s 2011 fiscal year, 275,000 options held by Mr. Woodard would have vested, resulting in an aggregate dollar amount realizable by Mr. Woodard equal to $271,750, 86,000 options held by Mr. Faris would have vested, resulting in an aggregate dollar amount realizable by Mr. Faris equal to $130,030, 65,000 options held by Mr. Braun would have vested, resulting in an aggregate dollar amount realizable by Mr. Braun equal to $168,100, and 142,500 options held by Mr. McGuire would have vested, resulting in an aggregate dollar amount realizable by Mr. McGuire equal to $69,725. For purposes of the foregoing calculation, the aggregate dollar value realizable with respect to option shares that vest upon a change in control is derived by multiplying (A) the number of securities underlying such options by (B) the difference between (i) the closing price of the Company’s common stock on the date of change in control and (ii) the per share option exercise price. The aggregate dollar value realizable with respect to restricted stock that vests upon a change in control or death is determined by multiplying the number of shares of such stock by the closing price of the Company’s common stock on the date of change in control or termination due to death.

2011 GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (j)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
		Threshold ($) (c)	Target ($) (d)		Maximum ($) (e)
Gerald Woodard		—	$193,125	(2)	—
	—						—	—	—
Mark R. Faris		—	$94,761	(2)	—
	—						—	—	—
William J. Braun		—	$103,000	(2)	—
	—						—	—	—
David J. McGuire		—	$125,000	(2)	—
	—						—	—	—

(1)	Our management incentive plan is described in further detail on page 17 under the heading “Performance-Based Cash Compensation and Bonuses.”
(2)

As discussed in further detail on page 17 under the heading “Performance-Based Cash Compensation and Bonuses”, discretionary cash payments of $50,000 were made to Mr. Woodard and $15,000 to each of Messrs. Faris, Braun and McGuire in 2011.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards(1)					Stock Awards(1)
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)	Option Exercise Price ($) (f)	Option Expiration Date (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (i)
Gerald Woodard	2/1/08	150,000	-0-	$4.50	2/1/18
	3/6/09	20,000	30,000	$0.93	3/6/19
	3/16/10	15,000	60,000	$2.79	3/16/20
Mark R. Faris	3/14/07	20,000	5,000	$4.60	3/14/17
	3/5/09	2,000	3,000	$0.93	3/5/19
	1/4/10	10,000	40,000	$2.12	1/4/20
	3/16/10	1,200	4,800	$2.79	3/16/20
William J. Braun	4/1/09	18,000	27,000	$1.12	4/1/19
	3/16/10	4,000	16,000	$2.79	3/16/20
David J. McGuire	3/4/04	5,000	-0-	$6.55	3/4/14
	1/5/05	15,000	-0-	$5.22	1/5/15
	2/2/05	15,000	-0-	$5.12	2/2/15
	2/5/07	16,000	4,000	$5.84	2/5/17
	3/14/07	20,000	5,000	$4.60	3/14/17
	2/1/08	18,000	12,000	$4.50	2/1/18
	3/6/09	5,000	7,500	$0.93	3/6/19
	3/16/10	4,000	16,000	$2.79	3/16/20

(1)

Except as described in the following sentence, the above option and stock awards to Gerald Woodard, Mark R. Faris, William J. Braun, and David J. McGuire vest in five equal annual installments beginning on the first anniversary of the grant date. The option award to Gerald Woodard with a grant date of February 1, 2008 vested evenly over a three-year period.

2011 OPTIONS EXERCISES AND STOCK VESTED

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting(1) ($) (e)
Gerald Woodard	25,000	$146,000
Mark R. Faris	-0-	-0-
William J. Braun	-0-	-0-
David J. McGuire	4,000	$23,000

(1)

The aggregate dollar amount realized upon vesting is determined by multiplying the number of shares of stock that vested in 2011 by the market value of the underlying shares on the applicable vesting date.

Equity Compensation Plan Information

The following table sets forth certain information relating to our equity compensation plans as of December 31, 2011:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
1995 Stock Option Plan	10,500		$6.75	—
1996 Non-Employee Director Plan	60,000		$7.48	—
1998 Stock Option Plan	242,000		$5.77	—
2004 Stock Compensation Plan	917,950		$2.85	4,100
2009 Stock Compensation Plan	81,000		$5.19	591,000
Total	1,461,450		$3.87	595,100

Equity compensation plans not approved by security holders:	150,000	(1)	$4.50	—

Total	1,611,450		$3.87	595,100

(1)

As of December 31, 2011, there were 150,000 shares of common stock issuable upon the exercise of outstanding options granted to Gerald Woodard as an inducement grant made outside of our equity compensation plans pursuant to an exemption from NASDAQ’s shareholder approved requirements under Section 4350(i)(1)(A)(iv) of the NASDAQ Marketplace Rules.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

James T. Boosales (chair)

Charles W. Federico

Charles T. Orsatti

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We had a procurement agreement with Standard Textile Co., Inc. under which we agreed to purchase approximately 90% of our reusable surgical products from Standard Textile through August 2008. We are currently working with Standard Textile on a month-to-month basis. Standard Textile is one of our shareholders—see “Security Ownership of Directors, Officers, and Principal Shareholders.” We are not bound to purchase any minimum quantity of products; however, we expect to make payments under the contracts to fulfill our requirements. During 2010 and 2011, we purchased products from Standard Textile for approximately $4.1 million and $3.3 million, respectively.

REQUIREMENTS TO SUBMIT PROXY PROPOSALS

AND DIRECTOR NOMINATIONS

Pursuant to Rule 14a-8 under the Exchange Act, to be eligible for inclusion in the Company’s proxy statement for the 2013 Annual Meeting, any shareholder proposal must be submitted (along with the information set forth below) in writing to the Secretary of the Company at our principal executive offices at 12425 Race Track Road, Tampa, Florida 33626 before December 7, 2012. Each proposal shall include:

•	the shareholder’s name and address;

•	the number of shares of common stock that the shareholder holds of record or beneficially owns;

•	the dates upon which the shares of common stock were acquired;

•	documentary support for a claim of beneficial ownership; and

•	a statement of willingness to hold such common stock through the date of the 2013 Annual Meeting of Shareholders.

In order for a shareholder proposal made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act (although not included in the Company’s proxy statement), a shareholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to the Secretary of the Company at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2013 Annual Meeting not later than February 21, 2013. If we do not receive notice within such timeframe, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

In addition to the foregoing requirements, all shareholder proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act and the Company’s Restated Articles of Incorporation, the Company’s Amended and Restated Bylaws and Florida law.

Any nomination of a director must contain the following information about the nominee:

•	name, age, and business and residence addresses;

•	principal occupation or employment;

•	the number of shares of common stock beneficially owned by the nominee;

•	the information that would be required under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such nominee as a director; and

•	a signed consent of the nominee to serve as a director of the Company, if elected.

Notice of a proposed item of business must include the following information:

•	a brief description of the substance of, and the reasons for conducting, such business at the Annual Meeting;

•	any material interest of the shareholder in such business; and

•	the same information required above with respect to any other shareholder that to the knowledge of the shareholder proposing the business, supports the proposal.

In addition, a shareholder nominating a director or proposing an item of business must provide the following information: (a) the shareholder’s name and address, as they appear on our books and (b) the class and number of shares of our stock that are beneficially owned by the shareholder.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy card intend to vote the shares that they represent as we recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute the accompanying proxy card and return it in the enclosed envelope.

THE BOARD OF DIRECTORS

Tampa, Florida

April 5, 2012

z			{
☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY SRI/SURGICAL EXPRESS, INC.

2012 ANNUAL MEETING OF SHAREHOLDERS OF SRI/SURGICAL EXPRESS, INC.

PROXY SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS

The undersigned appoints Gerald Woodard and Mark R. Faris, and each of them, as proxies with full power of substitution, to represent and to vote all shares of voting Common Stock of SRI/SURGICAL EXPRESS, INC., a Florida corporation (the “Company”), which the undersigned is entitled to vote at the Company’s Annual Meeting of Shareholders to be held on Thursday, May 17, 2012, at 10:00 a.m., EDT, and any adjournment of the Annual Meeting, hereby revoking all proxies previously given:

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

Please sign exactly as your name appears on this proxy. If shares are owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. If a corporation, please sign full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

	For	Withhold	For All Except
1. Proposal No. 1 Election of directors for terms expiring in 2015:	☐	☐	☐

James T. Boosales Charles T. Orsatti

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

	For	Against	Abstain
2. Proposal No. 2 Ratification of Appointment of Grant Thornton as the Company’s independent auditors for 2012:	☐	☐	☐

	For	Against	Abstain
3. In their discretion, the persons named as proxies are authorized to vote on other business that properly comes before the Annual Meeting.	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each of the proposals and, at the discretion of the persons named as proxies, upon such other business that properly comes before the Annual Meeting.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.			☐

x				y
	¿	Detach above card, sign, date and mail in postage paid envelope provided.	¿

SRI/SURGICAL EXPRESS, INC.

PLEASE COMPLETE, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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